Exhibit 99.23(h)(i)

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of April 3, 2006 by and between PFPC Inc., a Massachusetts corporation (“PFPC”), and OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Fund”).

W I T N E S S E T H :

WHEREAS, the Fund, which is advised by Bessemer Investment Management LLC (the “Adviser”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain PFPC to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.	Definitions. As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund, and any other person, duly authorized by the Fund’s Board of Directors or Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

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(d)	“CEA” means the Commodities Exchange Act, as amended.

(e)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC, on the basis of written documentation provided by the Fund or the Adviser, to be an Authorized Person.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act, the CEA and any other federal or state securities laws applicable to the services to be provided by PFPC hereunder.

(h)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)	“Written Instructions” mean (i) written instructions signed by an Authorized Person or from a person reasonably believed by PFPC, on the basis of written documentation provided by the Fund or the Adviser, to be an Authorized Person, and received by PFPC or (ii) sent via e-mail by an Authorized Person or received from a person reasonably believed by PFPC, on the basis of written documentation provided by the Fund or the Adviser, to be an Authorized Person, and opened by PFPC; or (iii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-items (ii) or (iii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.	Appointment. Effective April 8, 2006, or such later date as (i) the conversion of the Fund’s records from the systems maintained by BISYS Fund Services Ohio, Inc. (“BISYS”) to the systems maintained by PFPC and (ii) the transfer of responsibilities

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from BISYS to PFPC is completed (the “Effective Date”), the Fund hereby appoints PFPC to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services, effective as of the Effective Date.

3.	Compliance with Rules and Regulations.

PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or Trustees or of the Fund’s shareholders, unless and until PFPC receives Oral Instructions or Written Instructions to the contrary.

(c)	The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions promptly after such Oral Instructions are received. The fact that such confirming Written Instructions

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are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions and executed by PFPC prior to the receipt of any contrary Written Instructions (and a reasonable opportunity to act thereon) or PFPC’s ability to have relied upon such Oral Instructions in connection with such transactions.

5.	Right to Receive Advice.

(a)	Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel selected by it, PFPC may rely upon and follow the advice of such counsel; provided that PFPC shall provide reasonable prior written notice to the Fund of any such advice that conflicts with such Oral Instructions or Written Instructions. The Fund shall, upon receipt of such notice, promptly notify PFPC in writing of its objection, if any, to any actions or any omissions to act PFPC proposes to take pursuant to counsel’s advice. In the event the Fund has so notified PFPC in writing of its objection, PFPC and the Fund shall promptly

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consult in good faith to reach agreement on the actions or omissions that are the subject of the Fund’s objection. In the event, after such consultations, PFPC and the Fund are unable to agree on the actions or omissions in question, PFPC and the Fund shall consult independent counsel mutually acceptable to PFPC and the Fund, and PFPC may follow and rely upon the advice of such independent counsel.

(d)	Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel (subject to PFPC’s adherence to the provisions of Section 5(c)), and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC’s properly taking or not taking such action.

6.	Records; Visits.

(a)	The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act, the other Securities Laws and other applicable laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all

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times during PFPC’s normal business hours. Upon the request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense, within a reasonable timeframe.

(b)	PFPC shall keep the following records:

(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

(iii)	all other books and records that PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act and other applicable Securities Laws in connection with the services provided hereunder.

7.	Confidentiality. (a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and

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shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party and not subject to a duty of confidentiality at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party by the protected party; (vii) is necessary for PFPC to release such information in connection with the provision of services under this Agreement or to enable PFPC to engage an independent third party to perform an assessment of PFPC’s policies and procedures; or (viii) has been or is independently developed or obtained by the receiving party.

(b) Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

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8.	Liaison with Accountants and Regulatory Authorities. PFPC shall act as a liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants to enable them to express their opinion, as required by the Fund. At the request of the Fund, PFPC shall also act as a liaison with examiners from applicable regulatory authorities (together with the Fund’s independent public accountants, “Examiners”). PFPC shall provide the Examiners during their on-site visits to PFPC with all necessary office space and other facilities reasonably required by such Examiners.

9.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund, to the extent the same have been developed by PFPC. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain all ownership rights in Fund data which resides on the PFPC system.

10.	Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making commercially reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall

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have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or failure to perform its respective duties or obligations under this Agreement in any material respect.

11.	Compensation.

(a)	As compensation for services rendered by PFPC under this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC the fees set forth in that certain fee letter of even date herewith (the “Fee Letter”), as the Fee Letter may be amended by the Fund and PFPC from time to time.

(b)	The undersigned hereby represents and warrants to PFPC that the terms of this Agreement, including all fees, expenses and other material factors associated with this Agreement, have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement and all such fees and expenses.

12.	Indemnification. (a) The Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims, damages and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund; provided that neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC’s or its affiliates’ willful misfeasance,

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bad faith, negligence or failure to perform its respective duties and obligations under this Agreement in any material respect. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio’s assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 12 shall survive termination of this Agreement.

(b)	PFPC agrees to indemnify, defend and hold harmless the Fund and its affiliates including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims, damages and liabilities (including without limitation, reasonable attorney’s fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) to the extent caused by PFPC’s willful misfeasance, bad faith, negligence or failure to perform its respective duties and obligations under this Agreement in any material respect.

(c)	Legal Action Against Indemnified Party.

(i) Notice of Claim. A party that seeks indemnification under Section 12(a) or 12(b) (“Indemnifying Party”) must promptly give the other party (“Indemnified Party”) notice of any legal action. However, a delay in notice does not relieve an indemnifying party of any liability to an Indemnified Party, except to the extent the Indemnifying Party shows that the delay materially prejudiced the defense of the action.

(ii) Participating or Assuming the Defense. The Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Party. After assuming the defense, the Indemnifying Party:

1.	shall select an attorney that is reasonably satisfactory to the Indemnified Party;

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2.	shall not be liable to the Indemnified Party for any later attorney’s fees or for any other later expenses that the Indemnified Party incurs, except for reasonable investigation costs (unless counsel for the Indemnifying Party concludes that there is a conflict of interest between the Indemnifying Party and the Indemnified Party that requires the Indemnified party to retain separate counsel);

3.	shall not compromise or settle the action without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed; and

4.	shall not be liable for any compromise or settlement made without its consent.

(iii) Failing to Assume the Defense; Conflict of Interest. If the Indemnifying Party fails to assume the defense of any such action within a reasonable time after receiving notice of the action, or counsel for the Indemnifying Party determines that the Indemnified Party requires separate counsel, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsel retained by the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall not confess judgment or otherwise settle or compromise any action in respect of which the Indemnifying Party will be asked to provide indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

13.	Responsibility of PFPC.

(a)	PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement

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consistent with the standards of performance reflected herein. PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its respective duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or failure to perform its respective duties and obligations hereunder in any material respect.

(b)	Notwithstanding anything in this Agreement to the contrary, PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation circumstances involving acts of God; action or inaction of civil or military authorities; public enemies; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; or functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above. PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine; provided that PFPC shall have complied with any other provisions of the Agreement applicable to such instruction, direction, notice, instrument or other information.

(c)	Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or

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damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates; provided that any monies required to be paid to a Portfolio or shareholders of a Portfolio, or any reprocessing costs required to be expended, pursuant to the Funds’ Net Asset Value Error Correction Policies and Procedures, shall not be considered, for purposes of this subsection, consequential, special or indirect losses or damages.

(d)	No party may assert a cause of action against PFPC or any of its affiliates in connection with the performance of this Agreement more than twenty four (24) months after signing of the audit opinion of the Fund for the financial year during which facts are known to the Fund that should have alerted it that a basis for such cause of action existed.

(e)	Each party shall have a duty to take all commercially reasonable steps to mitigate damages for which the other party may become responsible.

(f)	The provisions of this Section 13 shall survive termination of this Agreement.

(g)	Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

14.	Description of Accounting Services on a Continuous Basis.

(a)	PFPC will perform the following accounting services with respect to each Portfolio:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the Adviser and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

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(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Provide full tax basis estimates of income and capital gain distribution requirements for each Portfolio for excise tax purposes in April and October of each year, and at the reasonable request of the Adviser, up to two additional month-ends during the year, and calculate capital gains and losses and related required distributions from each Portfolio in accordance with IRS rules for Regulated Investment Companies and any other applicable regulatory requirements;

(xii)	Determine net income and related required distributions from each Portfolio in accordance with IRS rules for Regulated Investment Companies and any other applicable regulatory requirements;

(xiii)	Obtain securities market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the fair value of each Portfolio’s Investments;

(xiv)	Obtain fair value information or adjustment factors from independent fair value pricing services or other vendors approved by the Fund and, in such cases, calculate the market value of each Portfolio’s Investments;

(xv)	Transmit or mail a copy of the daily portfolio valuation to the Adviser;

(xvi)	Compute daily net asset value;

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(xvii)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity and provide reports to the Adviser on a monthly basis; and

(xviii)	In connection with the foregoing enumerated services, provide such other related services as are reasonably necessary to provide the enumerated services effectively.

(b)	Fair Valuation Services. (i) PFPC has entered into an agreement with a third-party pricing vendor selected by the Fund (“Pricing Vendor”) for the Pricing Vendor to assist the Fund in determining fair value prices (“Fair Value Prices”). The Pricing Vendor will provide Fair Value Prices to PFPC for the relevant Portfolios in accordance with the parameters set forth in the Fund’s Security Valuation Procedures, as amended from time to time (the “Valuation Procedures”). A copy of the current Valuation Procedures has been provided to PFPC. The Fund will promptly notify PFPC in writing of any material changes to the Valuation Procedures and will promptly provide PFPC with a copy of the amended Valuation Procedures reflecting those changes. The Fund will also notify PFPC in writing if it desires to select a different fair value pricing vendor, and the parties will work together in good faith to determine, as between the Fund and PFPC, (x) whether additional compensation to PFPC is necessary in light of the new fair value pricing vendor, and (y) if applicable, the terms and fees of such additional compensation. The Fund shall at no time be required to obtain PFPC’s consent to the selection of a different fair value pricing vendor, with the understanding that, unless otherwise mutually agreed, PFPC will not be required perform the fair valuation services if the Fund selects a fair value pricing vendor with which PFPC does not then have in effect all necessary (x) contractual

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arrangements and (y) interconnectivity; provided that in such event PFPC and the Fund will work together in good faith to seek to achieve a mutually acceptable resolution of the Fund’s fair value pricing needs.

(ii) Unless the Fund directs PFPC otherwise by Written Instructions, the Fund hereby authorizes and instructs PFPC, in accordance with the Fund’s Valuation Procedures, to: (x) receive from the Pricing Vendor Fair Value Prices (in a format reasonably required by PFPC) for each of the Portfolios set forth on Exhibit C (the “Fair Valued Portfolios”) and (y) use such Fair Value Prices that PFPC receives in all relevant calculations (e.g., NAV, etc.) for the Fair Valued Portfolios. PFPC agrees to perform the foregoing services and provide reports to the Fund’s Board of Directors as agreed upon between the parties. The Fund shall provide PFPC with at least ten (10) business day’s written notice of any change to Exhibit C (i.e., the list of Portfolios subject to Fair Valuation services).

(iii) PFPC shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives. PFPC shall have no responsibility for assessing the appropriateness of the Fair Valued Portfolios’ use of Fair Value Prices, and PFPC shall be entitled to rely upon the Fund’s approval of the use of such Fair Value Prices as a representation by the Fund that the use of such Fair Value Prices is consistent with (x) the Valuation Procedures and (y) the registration statement of the Fund. The Fund acknowledges that security-specific fair value determinations must be made by the Fund and/or the Pricing Committee, and are not made by PFPC or the Pricing Vendor.

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15.	Description of Administration Services on a Continuous Basis.

(a)	PFPC will perform the following administration services with respect to each Portfolio:

(i)	As requested by the Board of Directors of the Fund, and on such terms and conditions as the parties shall mutually agree, provide a PFPC employee to serve, upon appointment as such by the Board of Directors of the Fund, as the chief financial officer of the Fund;

(ii)	As requested by the Board of Directors of the Fund, make available appropriate individuals to serve as officers of the Fund (to serve only in ministerial or administrative capacities relevant to PFPC’s services hereunder);

(iii)	Prepare quarterly broker securities transactions summaries;

(iv)	Supply various normal and customary Portfolio and Fund statistical data and reports as requested on an ongoing basis;

(v)	Prepare for execution and file the Fund’s Federal and state tax returns as well as all 1099 reporting for all expense payments made to providers of the Fund as required by the IRS;

(vi)	Monitor on a quarterly basis each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended; monitor on a continuing basis each Portfolio’s compliance with the 1940 Act and the Fund’s Registration Statement; provided that the Fund acknowledges that PFPC’s monitoring systems provide only back-end (T+2) monitoring support.

(vii)	Utilizing PFPC’s selected vendor arrangement, prepare and coordinate the filing of (i) the Fund’s annual and semi-annual shareholder reports on Form N-CSR, and (ii) the Fund’s Form N-Q;

(viii)	Prepare and coordinate with the Fund’s counsel and coordinate the filing of annual Post-Effective Amendments to the Fund’s Registration Statement, prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

(ix)	Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund’s Board of Directors;

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(x)	Draft agendas and resolutions for quarterly board meetings;

(xi)	Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings;

(xii)	Attend quarterly board meetings and draft minutes thereof;

(xiii)	Maintain a calendar for the Fund listing various SEC filing and board approval deadlines;

(xiv)	Provide quarterly updates on recent relevant regulatory events;

(xv)	In connection with the Fund’s obligations under Rule 38a-1 of the 1940Act: (a) provide an annual independent assessment of the compliance procedures of each PFPC service group, as applicable, that provides services to the Fund and of any PFPC affiliate acting as the Fund’s distributor, (b) provide, via internet access, PFPC’s policies and procedures related to the services provided and summaries thereof, (c) provide e-mail notification of updates to policies and procedures, and (d) provide periodic certifications with respect to such policies and procedures, and (e) provide such other information to the Board as it may reasonably request from time to time;

(xvi)	Provide sub-certifications with respect to information provided by and work performed by PFPC in connection with the Fund’s Form N-CSR and N-Q filings, use commercially reasonable efforts to obtain sub-certifications from other service providers in connection therewith, and compile such sub-certifications and other relevant compliance information (e.g., compliance checklist for the procedures performed during the financial statement) for use by Fund officers;

(xvii)	Monitor the Fund’s compliance with the amounts and conditions of each state qualification;

(xviii)	Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PFPC;

(xix)	Provide to the Fund and the Adviser the DataPath internet access services as set forth on Exhibit B attached hereto and made a part hereof; and

(xx)	In connection with the foregoing enumerated services, provide such other related services as are reasonably necessary to provide the enumerated services effectively.

All regulatory services are subject to the review and approval of Fund counsel. In

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connection with blue sky filings, the Fund hereby grants PFPC a limited power of attorney on behalf of the Fund to sign all blue sky filings and other related documents in order to effect such filings. The Fund will provide PFPC a listing of all jurisdictions in which each Portfolio (and class thereof) is lawfully available for sale as of the date of this Agreement and in which the Fund desires PFPC to effect a blue sky filing. PFPC will remit to the respective jurisdictions the requisite blue sky filing fees for the shares of the relevant Portfolio(s) (or classes thereof), and any fees for qualifying or continuing the qualification of any Portfolios(s) (or classes thereof).

(b) The Fund acknowledges and agrees that with respect to any PFPC employee that is acting in his/her capacity as an officer of the Fund, such person shall be covered by the D&O / E&O Insurance maintained by the Fund.

(c) With respect to the PFPC Key Personnel set forth in Exhibit D, PFPC will (1) notify the Fund and the Adviser, as far in advance as is reasonably practicable under the circumstances, of any proposed replacement or reassignment of Key Personnel, (2) provide the Fund with such information regarding the reasons of such proposed replacement or reassignment as PFPC shall reasonably determine in good faith to be appropriate, (3) provide the Fund and the Adviser with information, including professional qualifications, for any proposed replacement Key Personnel and (4) consider in good faith input or recommendations from the Fund regarding such proposed replacement or reassignment. In addition, PFPC will notify the Fund and the Adviser of anticipated material changes to the fund accounting team assigned to provide services to the Fund and provide the Fund and the Adviser an opportunity to discuss such changes. The parties acknowledge that there may be circumstances under which PFPC will not be

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able to provide advance notification of personnel changes to the Fund and the Adviser, and in such cases, PFPC shall provide such notice as promptly as reasonably practicable after any such changes.

16.	Duration and Termination.

(a)	This Agreement shall be effective as of the Effective Date and unless terminated pursuant to its terms shall continue for a period of two (2) years thereafter (the “Initial Term”).

(b)	Unless this Agreement is terminated at the end of the Initial Term (the “Initial End Date”), either by (i) the Fund providing written notice of termination to PFPC at least ninety (90) days in advance of the Initial End Date or (ii) PFPC providing the Fund with written notice of termination at least six (6) months in advance of the Initial End Date, or this Agreement is otherwise terminated in accordance with its terms, this Agreement shall continue in effect until the Fund or PFPC provides written notice to the other of termination of this Agreement. Such notice must be received not less than ninety (90) days prior to the termination date specified in such notice, if given by the Fund to PFPC, and six (6) months prior to such termination date, if given by PFPC to the Fund.

(c)	In the event of termination of this Agreement, absent the Fund’s termination of the Transfer Agency Agreement (defined below) for cause or the Fund’s termination of this Agreement pursuant to Section 16(e) below, all reasonable and customary expenses associated with movement of records and materials and conversion thereof to a successor administrator will be borne by the Fund and paid to PFPC promptly upon the completion of any such conversion.

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(d)	Absent the Fund’s termination of the Transfer Agency Agreement for cause or the Fund’s termination of this Agreement pursuant to Section 16(e) below, if the Fund terminates this Agreement (or the Transfer Agency Agreement) prior to end of the Initial Term, the Fund shall pay to PFPC such portion of the projected remaining servicing fees that would have been earned by PFPC under this Agreement (and the Transfer Agency Agreement) through the end of the Initial Term as shall be mutually determined by the parties, acting in good faith, at the time of the termination; plus

(i)	if the termination occurs during the first fifteen (15) months of the Initial Term, an amount equal to the transition payment set forth in the Fee Letter (“Transition Payment”), or

(ii)	if the termination occurs after the fifteenth (15th) month of the Initial Term, an amount determined by the following formula:

Payment amount = (Transition Payment) x (X/365), where X is the number of days remaining in the Initial Term after the date of termination.

(e)	If a party hereto fails to perform any of its respective duties and obligations hereunder in any material respect (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, identifying with reasonable specificity the nature of such failure, and if such failure shall not have been completely remedied within sixty (60) days after such

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written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. Anything herein to the contrary notwithstanding, a termination effected by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(f)	This Agreement shall also terminate automatically upon the termination of the Transfer Agency Agreement between the Fund and PFPC dated as of the date hereof, as such may be amended from time to time (the “Transfer Agency Agreement”).

17.	Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, c/o Bessemer Investment Management LLC, 630 Fifth Avenue, New York, New York 10111, Attention: President, with a copy to the General Counsel at the same address; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

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19.	Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either party except with the specific written consent of the other party; provided that PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., if (i) PFPC gives the Fund sixty (60) days’ prior written notice of such assignment, (ii) such assignee has succeeded to the business and operations of PFPC with respect to the services provided hereunder, and (iii) PFPC and such assignee promptly provides such information as the Fund may reasonably request and respond to such questions as the Fund may reasonably ask, relative to the assignment (including, without limitation, the capabilities of the assignee). This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.	Miscellaneous.

(a)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees to notify PFPC of any modifications made to the Fund’s Registration Statement or policies that will affect PFPC’s responsibilities under this Agreement; provided that, PFPC shall not be bound by any such modifications that would affect materially the obligations or responsibilities of PFPC hereunder unless PFPC shall have accepted such modifications, which acceptance shall not be unreasonably withheld or delayed.

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(b)	Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(d)	The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)	This Agreement shall be deemed to be a contract made in Delaware and governed by New York law, without regard to principles of conflicts of law.

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(f)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ Neal J. Andrews
Title:	Senior Vice President

OLD WESTBURY FUNDS, INC.

By:	/s/ Marc Stern
Title:	President

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EXHIBIT A

THIS EXHIBIT A, dated as of April 3, 2006 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of April 3, 2006 between PFPC Inc. and Old Westbury Funds, Inc.

PORTFOLIOS

Old Westbury Large Cap Equity Fund

Old Westbury Mid Cap Equity Fund

Old Westbury International Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

Old Westbury Global Small Cap Fund

Old Westbury Real Return Fund

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EXHIBIT B

PFPC DataPath Access Services

1.	PFPC Services

PFPC shall:

(a)	Provide Internet access to PFPC’s data repository and analytics suite at www.pfpcdatastation.com or other site operated by PFPC (the “Site”) for Fund portfolio data otherwise supplied by PFPC to Fund service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”).

(b)	Supply each of the Authorized Persons (“Users”) with a logon ID and Password;

(c)	Provide to Users access to the information listed in subsection (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Authorized Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and, after providing at least 30 days’ prior notice to the Fund, may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements are not included in the fees set forth in Section 12 of the Agreement and will be agreed to and billed separately;

(d)	Utilize a form of encryption that is generally available to the public in the U.S. for standard internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)	Monitor the telephone lines involved in providing the Accounting Services and inform the Fund promptly of any malfunctions or service interruptions.

2.	Duties of the Fund and the Users

The Fund and/or the Users, as appropriate, shall:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

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(b)	Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if the Fund has reason to believe that the logon ID and password are being used by an unauthorized person.

3.	Standard of Care; Limitations of Liability

The Fund acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. PFPC’s provision of Accounting Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Fund agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates); provided that PFPC shall have undertaken commercially reasonable efforts to maintain the security and integrity of PFPC’s information technology systems and interfaces with the Internet.

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EXHIBIT C

LIST OF FAIR VALUE PORTFOLIOS

Old Westbury International Fund

Old Westbury Global Small Cap Fund

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EXHIBIT D

PFPC KEY PERSONNEL

Andrew McNally

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